Exhibit 5.1

		New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

June 6, 2013

Roper Industries, Inc.
6901 Professional Parkway East
Suite 200
Sarasota, Florida 34240
Ladies and Gentlemen:
We have acted as special counsel for Roper Industries, Inc., a Delaware corporation (the "Company"), in connection with the Company's offering of $800,000,000 principal amount of its 2.050% Notes due 2018 (the "Notes") in an underwritten public offering pursuant to an underwriting agreement dated May 30, 2013 (the "Underwriting Agreement") between the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC, as representatives of the several underwriters listed in Schedule 1 thereto (the "Underwriters"). The Notes are to be issued pursuant to an Indenture dated as of August 4, 2008 (the "Indenture") by and between the Company and Wells Fargo Bank, National Association, and an Officer's Certificate thereunder dated June 6, 2013. The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S‑3 (File No. 333‑184954) (the "Registration Statement").
We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.
Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, they will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.
In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of the Notes, the Indenture and the Notes are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company).

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and further consent to the reference to our name under the caption "Legal Matters" in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours, /s/ Davis Polk & Wardwell LLP